Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES FOURTH QUARTER 2018 RESULTS

DALLAS – January 30, 2019 – Capstead Mortgage Corporation (“Capstead” or the “Company”) (NYSE: CMO) today announced financial results for the quarter ended December 31, 2018.

Fourth Quarter 2018 Summary

•	Generated earnings of $9.0 million or $0.05 per diluted common share
•	Paid common dividend of $0.08 per common share
•	Repurchased 5.8 million shares of common stock for $43.3 million, generating book value accretion of $0.14 per share
•	Book value per common share declined 0.9% or $0.09 to $9.39 per common share, which together with the fourth quarter dividend generated an economic return of -0.1%
•	Agency-guaranteed residential adjustable-rate mortgage (ARM) portfolio and leverage ended the quarter at $11.97 billion and 9.49 times long-term investment capital, respectively

About Capstead

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes.  The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Fourth Quarter Earnings and Related Discussion

Capstead reported net income of $9.0 million or $0.05 per diluted common share for the quarter ended December 31, 2018.  This compares to net income of $8.7 million or $0.04 per diluted common share for the quarter ended September 30, 2018.  The Company paid a fourth quarter 2018 dividend of $0.08 per common share on January 18, 2019.

Portfolio yields averaged 2.34% during the fourth quarter of 2018, an increase of 26 basis points from the 2.08% reported for the third quarter. Cash yields (yields on the portfolio before investment premium amortization) increased 14 basis points to average 3.21% during the fourth quarter, benefiting from mortgage loans underlying the portfolio resetting to higher rates based on higher prevailing six- and 12-month interest rate indices and higher coupon interest rates on recent acquisitions.  As of December 31, 2018, current-reset ARMs (52% of the Company’s ARM securities portfolio) will reset in rate on average in approximately six months, allowing the Company’s cash yields to continue benefiting from higher prevailing interest rates in future quarters.  Yield adjustments for investment premium amortization decreased 12 basis points to average a negative 0.87% for the fourth quarter.  Mortgage prepayment rates averaged an annualized constant prepayment rate, or CPR, of 22.37%, a decrease of 3.34% CPR from an average of 25.71% CPR the previous quarter. This decrease was driven largely by seasonal factors, including the end of the summer home selling season.

The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the quarter and year ended December 31, 2018 (dollars in thousands):

	Quarter Ended December 31, 2018	Year Ended December 31, 2018
Residential mortgage investments, beginning of period	$12,681,791	$13,454,098
Portfolio acquisitions (principal amount)	139,689	2,251,425
Investment premiums on acquisitions*	3,997	51,231
Portfolio runoff (principal amount)	(847,896)	(3,603,544)
Investment premium amortization	(27,046)	(115,339)
Increase (decrease) in net unrealized gains on securities classified as available-for-sale	14,846	(72,490)
Residential mortgage investments, end of period	$11,965,381	$11,965,381
Decrease in residential mortgage investments during the indicated periods	$(716,410)	$(1,488,717)

*

Residential mortgage investments typically are acquired at a premium to the securities’ unpaid principal balances.  Investment premiums are recognized in earnings as portfolio yield adjustments using the interest method over the estimated lives of the related investments.  As such, the level of mortgage prepayments impacts how quickly investment premiums are amortized.

Rates on Capstead’s $10.98 billion in secured borrowings, after adjusting for hedging activities, averaged 25 basis points higher at 2.07% during the fourth quarter of 2018, compared to 1.82% for the prior quarter.  Average unhedged secured borrowing rates also increased 25 basis points during the fourth quarter to 2.46%. This increase is largely attributable to the funding market’s response to 25 basis point increases in the Federal Funds Rate in September 2018 and, to a lesser extent, in December 2018, as well as as year-end funding pressures. Related hedged borrowing rates increased 23 basis points to 1.75% primarily due to $800 million of swaps with relatively low fixed rates maturing during the fourth quarter while $800 million in new swaps were added at higher prevailing rates.  The Company typically uses two- and three-year term interest rate swap agreements with variable rate receipts based on three-month LIBOR to help mitigate exposure to rising short-term interest rates.  At quarter-end the Company held $6.55 billion notional amount of portfolio financing-related swap agreements with contract expirations occurring at various dates through the fourth quarter of 2021, and a weighted average expiration of 13 months.

Capstead operates a highly efficient investment platform, particularly compared to other mortgage REITs, and has a competitive cost structure relative to a wide variety of high yielding investment vehicles. Operating costs expressed as an annualized percentage of long-term investment capital averaged 1.15% for the fourth quarter of 2018 and 0.98% for the full year.  As an annualized percentage of total assets, operating costs averaged 0.11% and 0.09% during these periods.

Common Stock Repurchases

Capstead repurchased 5.8 million shares of its common stock in the open market for $43.3 million during the fourth quarter of 2018. At an average price, including underwriting fees, of $7.47, these repurchases resulted in book value accretion of nearly $0.14 per share for the fourth quarter (calculated using beginning of the quarter book value). For the year, repurchases totaled 10.7 million shares for $84.6 million, generating book value accretion of $0.29 per share (calculated using beginning of the year book value). Future levels of stock repurchases will largely be dependent upon market conditions, including alternative capital investment opportunities, and are subject to applicable trading restrictions.

Long-Term Investment Capital and Portfolio Leverage

Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and long-term unsecured borrowings, decreased by $62.0 million during the fourth quarter of 2018 to $1.16 billion, largely attributable common stock repurchases as well as swap valuation declines that outpaced higher portfolio valuations.  For the year, capital decreased by $179.7 million primarily as a result of common stock repurchases, lower portfolio and related swap valuations and dividend distributions in excess of earnings. Portfolio leverage (secured borrowings divided by long-term investment capital) decreased to 9.49 to one at December 31, 2018 from 9.53 to one at September 30, 2018.

Book Value per Common Share

Capstead’s investment strategy attempts to mitigate risks to book value by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels, generally within five years.  Nearly all of the Company’s residential mortgage investments and all interest rate swap agreements are reflected at fair value on the Company’s balance sheet and related unrealized gains and losses are included in the calculation of book value per common share. Fair value is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors. Because of these characteristics, the fair value of the Company’s portfolio is expected to be less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration ARM or fixed-rate loans.

The following table illustrates the progression of  Capstead’s book value per common share (total stockholders’ equity, less preferred share liquidation preferences, divided by shares of common stock outstanding) as well as changes in book value expressed as percentages of beginning book value for the quarter and year ended December 31, 2018:

	Quarter Ended December 31, 2018		Year Ended December 31, 2018
Book value per common share, beginning of period	$9.48		$10.25
Change in net unrealized gains and losses on mortgage securities classified as available-for-sale	0.17		(0.85)
Change in net unrealized gains and losses on interest rate swap agreements designated as cash flow hedges of:
Secured borrowings	(0.31)		(0.20)
Unsecured borrowings	(0.06)		0.07
	(0.20)	(2.1)%	(0.98)	(9.6)%
Capital transactions:
Accretion from common stock repurchases	0.14		0.29
Dividend distributions in excess of earnings	(0.03)		(0.16)
Stock compensation-related activity	–		(0.01)
	0.11	1.2%	0.12	1.2%
Book value per common share, end of period	$9.39		$9.39
Decrease in book value per common share during the indicated periods*	$(0.09)	(0.9)%	$(0.86)	(8.4)%
*	Changes in book value together with common stock dividends of $0.08 and $0.49 for the indicated periods resulted in total economic returns of (0.11)% and (3.61)%, respectively.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “With the benefit of higher cash yields on our agency-guaranteed ARM portfolio and seasonally lower mortgage prepayment rates, our financing spreads and net interest margins improved modestly this quarter even as we absorbed higher borrowing costs and funded common stock repurchases with capital made available from portfolio runoff.  Borrowing costs continued trending higher during the quarter due largely to increases in the Fed Funds Rate in September and, to a lesser extent, in December as well as other transitory year-end funding pressures.

“Looking forward, we anticipate further increases in cash yields through acquisitions and coupon resets and will continue to be disciplined and opportunistic in deploying capital from portfolio runoff.  We are also encouraged that the Federal Reserve appears less inclined to continue increasing the Fed Funds Rate at its previous pace of 25 basis points per quarter.  This should result in more stability in borrowing costs and afford us the opportunity over time to recover financing spreads diminished by previous increases in borrowing rates.  However, with recent declines in available mortgage interest rates and seasonality, mortgage prepayments are expected to trend higher this spring which may act as at least a partial offset to higher cash yields.

“For nearly 20 years Capstead has operated as a cost-effective, internally managed REIT that invests in a leveraged portfolio of short duration agency-guaranteed residential ARM securities with the goal of generating attractive risk-adjusted returns over the long-term.  A consequence of our lower risk strategy is that our dividend yield will often be lower than the dividend yields of other residential mortgage REITs that invest in higher-yielding mortgage assets with more interest rate risk, more credit risk, or both.

“We believe it is appropriate to focus not just on current dividends, but also on the risk of loss of capital.  This more holistic view is embodied in total economic returns (dividends plus changes in book value).  Capstead’s economic returns for a very volatile fourth quarter and for all of 2018 – periods negatively affected by five 25 basis point increases in the Federal Funds Rate since December 2017 – are certainly not indicative of what we anticipate returning over the full course of an interest rate cycle.  That said, we believe our total economic returns will compare favorably with the returns of many higher dividend yielding investment alternatives due to significant losses of capital incurred by these alternatives during these periods.

“For investors seeking risk-adjusted levered returns with a comparably higher degree of safety from interest rate and credit risk, we believe Capstead represents a reasonably compelling opportunity that is difficult to find elsewhere in the markets.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, January 31, 2019 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 220-8451 in the U.S. and Canada, or (786) 789-4776 for international callers.  A live webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an archive of the webcast will be available up to the date of our next earnings press release.  An audio replay can be accessed one hour after the end of the conference call, also up to the date of our next earnings press release, by dialing toll free (888) 203-1112 in the U.S. and Canada, or (719) 457-0820 for international callers and entering conference number 1821513.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, without limitation, fluctuations in interest rates, the availability of suitable qualifying investments, changes in mortgage prepayments, the availability and terms of financing, changes in market conditions as a result of federal corporate and individual tax reform, changes in legislation or regulation affecting the mortgage and banking industries or Fannie Mae, Freddie Mac or Ginnie Mae securities, the availability of new investment capital, the liquidity of secondary markets and credit markets, and other changes in general economic conditions. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	December 31, 2018	December 31, 2017
	(unaudited)
Assets
Residential mortgage investments ($11.57 and $12.98 billion pledged at December 31, 2018 and 2017, respectively)	$11,965,381	$13,454,098
Cash collateral receivable from interest rate swap counterparties	31,797	42,506
Cash and cash equivalents	60,289	103,907
Receivables and other assets	129,058	132,938
	$12,186,525	$13,733,449
Liabilities
Secured borrowings	$10,979,362	$12,331,060
Interest rate swap agreements at fair value	17,834	23,772
Unsecured borrowings	98,292	98,191
Common stock dividend payable	7,132	18,487
Accounts payable and accrued expenses	24,842	23,063
	11,127,462	12,494,573
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 10,329 shares issued and outstanding ($258,226 aggregate liquidation preference) at December 31, 2018 and 2017	250,946	250,946
Common stock - $0.01 par value; 250,000 shares authorized: 85,277 and 95,698 shares issued and outstanding at December 31, 2018 and 2017, respectively	853	957
Paid-in capital	1,174,880	1,271,425
Accumulated deficit	(346,570)	(346,570)
Accumulated other comprehensive income	(21,046)	62,118
	1,059,063	1,238,876
	$12,186,525	$13,733,449

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,157,355	$1,337,067
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	9.49:1	9.22:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$9.39	$10.25

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended December 31		Year Ended December 31
	2018	2017	2018	2017
Interest income:
Residential mortgage investments	$72,902	$64,418	$274,891	$232,435
Other	626	207	1,689	964
	73,528	64,625	276,580	233,399
Interest expense:
Secured borrowings	(59,321)	(40,012)	(206,976)	(138,757)
Unsecured borrowings	(1,910)	(1,909)	(7,611)	(7,610)
	(61,231)	(41,921)	(214,587)	(146,367)
	12,297	22,704	61,993	87,032
Other revenue (expense):
Compensation-related expense	(2,238)	(894)	(7,759)	(4,915)
Other general and administrative expense	(1,207)	(1,254)	(4,527)	(4,689)
Miscellaneous other revenue	132	2,031	365	2,161
	(3,313)	(117)	(11,921)	(7,443)
Net income	$8,984	$22,587	$50,072	$79,589
Net income available to common stockholders:
Net income	$8,984	$22,587	$50,072	$79,589
Less preferred stock dividends	(4,842)	(4,842)	(19,368)	(17,442)
	$4,142	$17,745	$30,704	$62,147

Net income per common share:
Basic and diluted	$0.05	$0.19	$0.34	$0.65

Weighted average common shares outstanding:
Basic	87,884	95,571	91,114	95,718
Diluted	88,006	95,658	91,230	95,843

Cash dividends declared per share:
Common	$0.08	$0.19	$0.49	$0.80
Series E preferred	0.47	0.47	1.88	1.88

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF INCOME AND SELECT OPERATING STATISTICS

(unaudited, in thousands, except per share amounts, percentages annualized)

	2018				2017
	Q4	Q3	Q2	Q1	Q4	Q3
Quarterly Statements of Income:
Interest income:
Residential mortgage investments	$72,902	$67,649	$65,202	$69,138	$64,418	$57,073
Other	626	350	305	408	207	366
	73,528	67,999	65,507	69,546	64,625	57,439
Interest expense:
Secured borrowings	(59,321)	(54,393)	(48,241)	(45,021)	(40,012)	(36,655)
Unsecured borrowings	(1,910)	(1,910)	(1,900)	(1,891)	(1,909)	(1,910)
	(61,231)	(56,303)	(50,141)	(46,912)	(41,921)	(38,565)
	12,297	11,696	15,366	22,634	22,704	18,874
Other revenue (expense):
Compensation-related expense	(2,238)	(1,913)	(1,560)	(2,048)	(894)	(1,073)
Other general and administrative expense	(1,207)	(1,184)	(899)	(1,237)	(1,254)	(1,097)
Miscellaneous other revenue	132	81	81	71	2,031	48
	(3,313)	(3,016)	(2,378)	(3,214)	(117)	(2,122)
Net income	$8,984	$8,680	$12,988	$19,420	$22,587	$16,752
Net income per diluted common share	$0.05	$0.04	$0.09	$0.16	$0.19	$0.13
Average diluted common shares outstanding	88,006	91,346	92,121	93,506	95,658	95,923

Select Operating Statistics:
Average portfolio outstanding (cost basis)	$12,442,410	$13,026,636	$13,025,353	$13,303,044	$13,502,798	$13,513,833
Average long-term investment capital (“LTIC”)	1,188,553	1,258,367	1,280,231	1,314,537	1,362,700	1,353,859
Investment premium amortization	27,046	32,354	30,319	25,620	29,773	34,950
Constant prepayment rate (“CPR”)	22.37%	25.71%	23.82%	19.64%	22.50%	25.77%
Total financing spreads	0.22	0.21	0.33	0.55	0.56	0.46
Financing spreads on residential mortgage investments, a non-GAAP financial measure	0.27	0.26	0.38	0.61	0.62	0.52
Operating costs as a percentage of LTIC	1.15	0.98	0.77	1.01	0.62	0.64
Return on common equity capital	1.96	1.69	3.51	6.12	6.95	4.61

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY FINANCING SPREADS AND CPR

(annualized, unaudited)

	2018				2017
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Total financing spreads: (a)
Yields on all interest-earning assets	2.34%	2.08%	2.00%	2.07%	1.90%	1.68%	1.65%	1.67%
Borrowing rates on all interest-paying liabilities	2.12	1.87	1.67	1.52	1.34	1.22	1.13	0.99
Total financing spreads	0.22	0.21	0.33	0.55	0.56	0.46	0.52	0.68
Financing spreads on residential mortgage investments, a non-GAAP financial measure:
Cash yields on residential mortgage investments (b)	3.21	3.07	2.93	2.85	2.79	2.72	2.66	2.60
Investment premium amortization (b)	(0.87)	(0.99)	(0.93)	(0.77)	(0.88)	(1.03)	(1.00)	(0.93)
Yields on residential mortgage investments	2.34	2.08	2.00	2.08	1.91	1.69	1.66	1.67
Unhedged secured borrowing rates (c)	2.46	2.21	1.97	1.64	1.39	1.33	1.09	0.89
Hedged secured borrowing rates (c)	1.75	1.52	1.36	1.35	1.23	1.10	1.08	0.96
Secured borrowing rates	2.07	1.82	1.62	1.47	1.29	1.17	1.08	0.93
Financing spreads on residential mortgage investments	0.27	0.26	0.38	0.61	0.62	0.52	0.58	0.74
CPR	22.37	25.71	23.82	19.64	22.50	25.77	24.69	22.93

(a)

All interest-earning assets include residential mortgage investments, overnight investments and cash collateral receivable from interest rate swap counterparties.  All interest-paying liabilities include unsecured borrowings and cash collateral payable to interest rate swap counterparties.

(b)

Cash yields are based on the cash component of interest income.  Investment premium amortization is determined using the interest method which incorporates actual and anticipated future mortgage prepayments.  Both are expressed as a percentage calculated on average amortized cost basis for the indicated periods.

(c)

Unhedged borrowing rates represent average rates on secured borrowings, before consideration of related interest rate swap agreements.  Hedged borrowing rates represent average fixed-rate payments made on interest rate swap agreements held for portfolio hedging purposes adjusted for differences between LIBOR-based variable-rate receipts on these swaps and unhedged borrowing rates, as well as the effects of any hedge ineffectiveness.  Average fixed-rate swap payments were 1.76%, 1.66%, 1.53% and 1.34% for the fourth, third, second and first quarters of 2018, respectively, while variable-rate receipt adjustments and clearing fees averaged (0.01)%, (0.13)%, (0.17)% and 0.01% for the same periods.  During 2017, fixed-rate swap payments averaged 1.04% while variable-rate receipt adjustments averaged 0.05%.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differ from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities.  Management believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio.  The following reconciles these two measures:

	2018				2017
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Total financing spreads	0.22%	0.21%	0.33%	0.55%	0.56%	0.46%	0.52%	0.68%
Impact of yields on other interest-earning assets*	-	-	-	0.01	0.01	0.01	0.01	-
Impact of borrowing rates on other interest-paying liabilities*	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.06
Financing spreads on residential mortgage investments, a non-GAAP financial measure	0.27	0.26	0.38	0.61	0.62	0.52	0.58	0.74
*

Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of unsecured borrowings and, at times, cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE AND SWAP MATURITY DISCLOSURES

(dollars in thousands, unaudited)

	December 31, 2018					December 31, 2017
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$4,785,493	$160,598	$4,946,091	$4,994,182	$48,091	$83,877
Longer-to-reset ARMs	3,906,301	97,401	4,003,702	3,937,376	(66,326)	(35,159)
Ginnie Mae securities:
Current-reset ARMs	1,192,005	39,026	1,231,031	1,235,464	4,433	3,202
Longer-to-reset ARMs	1,772,526	36,718	1,809,244	1,795,800	(13,444)	(6,676)
	$11,656,325	$333,743	$11,990,068	$11,962,822	$(27,246)	$45,244
Interest rate swap agreements: (b)
Secured borrowings-related			$6,550,000	$24,033	$24,033	$40,646
Unsecured borrowings-related			100,000	(17,834)	(17,834)	(23,772)
(a)

Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity.  Gains or losses are generally recognized in earnings only if sold.  Residential mortgage securities classified as held-to-maturity with a cost basis of $1.1 million and unsecuritized investments in residential mortgage loans with a cost basis of $1.4 million are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.

(b)

To help mitigate exposure to higher interest rates, Capstead uses one- and three-month LIBOR-indexed, pay-fixed, receive-variable interest rate swap agreements supplemented with longer-maturity secured borrowings when available at attractive rates and terms.  The Company has also entered into $100 million notional amount of swap agreements with terms coinciding with the 20-year variable-rate terms of the Company’s unsecured borrowings.  Swap positions are designated as cash flow hedges for accounting purposes and carried on the balance sheet at fair value with related unrealized gains or losses reflected as a component of Accumulated other comprehensive income in Stockholders’ equity.  Above amounts exclude variation margin and accrued interest.

The following reflects Capstead’s portfolio financing-related swap positions, sorted by quarter of swap contract expiration.  Average fixed rates reflect related swap fixed-rate payment requirements.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
First quarter 2019	950,000	1.58
Second quarter 2019	1,650,000	1.33
Third quarter 2019	550,000	1.40
Fourth quarter 2019	700,000	1.72
First quarter 2020	600,000	2.07
Second quarter 2020	600,000	2.68
Third quarter 2020	200,000	1.64
Fourth quarter 2020	200,000	2.04
First quarter 2021	100,000	2.67
Second quarter 2021	200,000	2.87
Fourth quarter 2021	800,000	2.85
	$6,550,000

After consideration of portfolio financing-related swap positions, Capstead’s residential mortgage investments and related secured borrowings had durations as of December 31, 2018 of approximately 11¾ and 8 months, respectively, for a net duration gap of approximately 3¾ months. Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of December 31, 2018)

(dollars in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$3,418,420	3.92%	4.54%	1.68%	2.69%	9.23%	6.0
Freddie Mac Agency Securities	1,527,671	3.85	4.73	1.79	2.06	9.03	7.3
Ginnie Mae Agency Securities	1,231,031	3.41	4.14	1.51	1.05	8.28	6.4
Residential mortgage loans	872	3.91	4.65	2.05	1.73	11.11	5.2
(52% of total)	6,177,994	3.80	4.51	1.67	2.21	8.99	6.4
Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,726,320	2.86	4.56	1.59	3.07	7.86	37.6
Freddie Mac Agency Securities	1,277,382	2.80	4.64	1.64	2.74	7.87	35.8
Ginnie Mae Agency Securities	1,809,244	3.23	4.13	1.50	1.00	8.23	47.2
(48% of total)	5,812,946	2.96	4.44	1.57	2.19	7.99	40.2
	$11,990,940	3.39	4.48	1.62	2.20	8.59	22.9
Gross WAC (rate paid by borrowers)(d)		3.98

(a)

Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses.  At December 31, 2018, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 102.86.  This table excludes $2 million in fixed-rate agency-guaranteed mortgage pass-through securities, residential mortgage loans and private residential mortgage pass-through securities held as collateral for structured financings.

(b)

Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.  As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis.  Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date.  Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.  ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps.  Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap.  For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps.  At quarter-end, 77% of current-reset ARMs were subject to periodic caps averaging 1.77%; 16% were subject to initial caps averaging 2.62%; and 7% were subject to lifetime caps averaging 6.44%.  All longer-to-reset ARM securities at December 31, 2018 were subject to initial caps.

(c)

Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities).  After consideration of any applicable initial fixed-rate periods, at December 31, 2018 approximately 91%, 4% and 3% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively, while approximately 2% reset every five years.  Approximately 84% of the Company’s current-reset ARM securities have reached an initial coupon reset date, while none of its longer-to-reset ARM securities have reached an initial coupon reset date.

(d)

Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.